Post-Effective Amendment No. 21 to
                                                           SEC File No. 70-8593

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-1
                                APPLICATION UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                           GPU SERVICE, INC. ("GPUS")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054

                  GPU INTERNATIONAL, INC.("GPU International")
                        EI SERVICES, INC. ("EI Services")
                One Upper Pond Road, Parsippany, New Jersey 07054

                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                   P.O. Box 16001, Reading, Pennsylvania 19640

                    (Names of companies filing this statement
                       and addresses of principal offices)

                                    GPU, INC.
                     (Name of top registered holding company
                            parent of the applicants)


          M. A. Nalewako, Secretary          Douglas E. Davidson, Esq.
          M. J. Connolly, Esq.,              Berlack,  Israels & Liberman LLP
          Assistant General Counsel          120 West 45th Street
          GPU Service, Inc.                  New York, New York  10036
          100 Interpace Parkway
          Parsippany, New Jersey  07054

          W. S. Greengrove, Secretary        S. L. Guibord, Esq.
          GPU International, Inc.            Secretary
          GPU Electric, Inc.                 Jersey Central Power &
          One Upper Pond Road                     Light Company
          Parsippany, New Jersey  07054      Metropolitan Edison Company
                                             Pennsylvania Electric Company
                                             P.O. Box 16001
                                             Reading, Pennsylvania 19640


                   (Names and addresses of agents for service)

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               GPU, GPU International, EI Services, JCP&L, Met-Ed,  Penelec

          and GPUS hereby post-effectively  amend their Application on Form

          U-1,  docketed in SEC File No. 70-8593, as heretofore amended, as follows:

               1.   By amending  the last sentence of paragraph  O of Post-

          Effective  Amendment No. 10,  as  amended  by   Post-Effective

          Amendment Nos. 14 and 15, to read in its entirety as follows:

               GPU further undertakes to file certificates pursuant to rule 24 within 60 days after the end of the first three calendar quarters, and 90 days after the end of the final calendar quarter, beginning with the quarter ending September 30, 1997, setting forth:

               (1) a computation in accordance with rule 53(a) (as modified by the Commission s order in this proceeding) of GPU s aggregate investment in Subsidiary Companies and Exempt Entities;

               (2) a statement of such aggregate investment as a percentage of the following: total capitalization, net utility plant, total consolidated assets, and market value of common equity, all as of the end of such quarter;

               (3) consolidated capitalization ratios as of the end of such quarter;

               (4) the market-to-book ratio of GPU s common stock at the end of such quarter;

               (5) an analysis of the growth in consolidated retained earnings which segregates total earnings growth attributable to Subsidiary Companies and Exempt Entities from that attributable to other subsidiaries of GPU; and

               (6) a statement of revenues and net income of each Subsidiary Company and Exempt Entity for the twelve months ended as of the end of such quarter.

               2. By amending paragraph N of Post-Effective Amendment No.

          10 thereof,  as  amended  by  Post-Effective  Amendment  No.  11 thereof, to read in its entirety as follows:

                    The estimated fees,  commissions and expenses expected to be incurred in connection with the proposed transactions will be as follows:

               Legal Fees
                    Berlack, Israels & Liberman LLP         $45,000
                    Ballard Spahr Andrews & Ingersoll           500
               Miscellaneous                                  5,000
                                                              -----

               TOTAL                                        $50,500























                                        2

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                                    SIGNATURE

               Pursuant to  the requirements of the  Public Utility Holding

          Company  Act of 1935,  the undersigned companies have duly caused this  statement to be signed  on their behalf  by the undersigned thereunto duly authorized.


          Dated: November 6, 1997       GPU, INC.
                                        JERSEY CENTRAL POWER & LIGHT COMPANY
                                        METROPOLITAN EDISON COMPANY
                                        PENNSYLVANIA ELECTRIC COMPANY
                                        GPU SERVICE, INC.



                                        By:

                                             T.G. Howson
                                             Vice President and Treasurer


                                        GPU INTERNATIONAL, INC.
                                        EI SERVICES, INC.



                                        By:

                                             B. L. Levy
                                             President